EXHIBIT 10.1

PRODUCE SUPPLY AGREEMENT

This Produce Supply Agreement (this “Agreement”) is entered into as of October 15, 2026 (the “Effective Date”), by and between:

Caney Fork Farms, LLC, a Tennessee limited liability company, with a principal place of business at 7 Gibbs Circle, Carthage, TN 37030 (“Supplier” or “Co-Packer”),

and

Edible Garden AG Incorporated, a Delaware corporation, with a principal place of business at 283 County Road 519, Belvidere, NJ 07823 (“Buyer”).

Supplier and Buyer may each be referred to individually as a “Party” and collectively as the “Parties.”

1. RECITALS

WHEREAS, Supplier grows, harvests, and/or packs fresh produce; and

WHEREAS, Buyer desires to purchase such produce from Supplier for resale, distribution, and/or further processing; and

WHEREAS, the Parties desire to set forth the terms and conditions under which Supplier will supply, and Buyer will purchase, such produce;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows.

2. TERM

2.1 Initial Term. This Agreement shall commence on the Effective Date and continue for a period of TWO (2) YEARS (the “Initial Term”), unless earlier terminated as provided herein.

2.2 Renewal. This Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”) unless either Party provides the other with written notice of non-renewal at least sixty (60) days prior to the end of the then-current Term.

2.3 Year-Round Supply. This Agreement covers year-round supply of all Products covered under this Agreement; Products shall be supplied on a continuous, year-round basis and are not limited to a specific growing season or crop cycle, subject to the Force Majeure provisions of Section 14. Supplier shall reserve and maintain capacity sufficient to supply the weekly volumes by Product set forth in Exhibit A in accordance with the ramp schedule set forth therein (the “Committed Volume and Phased Ramp”).

2.4 Volume Changes. Buyer shall provide Supplier with no less than ninety (90) days advance written notice of any increase or decrease in ordered volumes or timing that differs materially from the Committed Volume and Phased Ramp, to allow Supplier reasonable time to adjust growing, harvesting, and production planning accordingly. If Buyer reduces volumes with less than ninety (90) days’ advance notice, Buyer shall purchase and pay for (a) crops planted by Supplier in reasonable reliance on accepted Purchase Orders and the Committed Volume and Phased Ramp set forth in Annex A-3, and (b) Buyer-specific packaging materials, labels, cartons, and similar inventory purchased for Buyer and then on hand. Supplier shall use commercially reasonable efforts to mitigate such losses. If Supplier cannot sell or use any inventory purchased for Buyer after a period of ninety (90) days, Buyer shall have the choice to either reimburse Supplier or buy back such inventory at Supplier’s cost and Buyer may have Supplier deliver such inventory to Buyer’s delivery destination of choice at Buyer’s expense. Except as expressly provided in this Section 2.4, Buyer shall have no minimum purchase obligation, take-or-pay obligation, or other volume commitment under this Agreement.

2.5 Packaging Instructions; Customer Relationships. Where applicable, Buyer shall provide Supplier with all applicable packaging details and requirements (including, without limitation, packing configuration by customer, distribution center (DC), or pallet) in connection with each Purchase Order. In the absence of such Buyer-provided packaging details for a given order, Supplier shall have discretion to pack the Products, whether in partial or full pallets, in accordance with the Specifications and based on the ordered volumes. Buyer shall be responsible for managing all aspects of the commercial relationship with its customers, including marketing, sales programs, and coordination of product specifications, purchase requirements, and forecasting. Buyer shall coordinate logistics for distribution of contracted Products to its customers and shall communicate any changes in delivery schedules, promotional activity, or retailer requirements that may affect Supplier’s production or fulfillment obligations. Supplier shall cooperate in good faith with Buyer’s reasonable requests to ensure continuity of supply and compliance with customer expectations.

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3. PRODUCT AND SPECIFICATIONS

3.1 Products. Supplier shall supply Buyer with the Products, varieties, and volumes described in Exhibit A (Product Specifications), attached hereto and incorporated by reference, which may be updated from time to time by mutual written agreement of the Parties. “Products” means each herb, plant, botanical, varietal, cultivar, species, or other item identified on Exhibit A, together with all forms, formats, configurations, preparations, derivations, varieties, packaging formats, weights, sizes, and commercial embodiments thereof, whether existing as of the Effective Date or developed thereafter, including products that are living, fresh, hydroponic, potted, harvested, or fresh-cut. Without limiting the foregoing, if a Product identified on Exhibit A is commercialized in any new size, weight, package configuration, formulation, preparation, processing method, or commercial format, such item shall continue to constitute a Product for all purposes of this Agreement and shall not constitute an Herb Opportunity.

3.2 Specifications. All Products shall conform to the size, grade, quality, packaging, labeling, and appearance specifications set forth in Exhibit A (the “Specifications”), which may be updated from time to time by mutual written agreement of the Parties.

3.3 Grading Standards. Unless otherwise specified in Exhibit A, Products shall (a) meet, at minimum, Grade A quality (or applicable equivalent USDA/industry grade standard for the specific commodity) at the time of pickup, (b) be fresh, merchantable, and fit for human consumption, (c) comply with all applicable federal, state, and local laws, regulations, and industry standards, including food safety, pesticide use, labor, and environmental regulations, (d) comply with all Good Agricultural Practices (GAP) and Good Manufacturing Practices (GMP), and (e) be free from adulteration, contamination, spoilage, infestation, and foreign materials.

3.4 Photo Verification Prior to Pickup. Prior to each scheduled pickup, Supplier shall provide Buyer with representative photographs of the Products to be supplied, showing product condition, sizing, and packaging consistent with the Specifications (“Pre-Shipment Photos”). Buyer shall review Pre-Shipment Photos and confirm approval, or raise any concerns, within seventy-two (72) hours of receipt or prior to pickup, whichever occurs first. If Buyer does not respond within such seventy-two (72) hour period, the applicable Pre-Shipment Photos shall be deemed approved. Products that are consistent with approved Pre-Shipment Photos and picked up within the timelines in Section 5 shall be deemed accepted subject to Section 6 (Rejection).

3.5 Product Changes. Buyer must approve, in writing, any material substitution in variety, size, or packaging prior to pickup.

3.6 Sourcing Responsibility. As Co-Packer, Supplier shall be solely responsible for sourcing all fresh produce and all related packaging materials (including, without limitation, containers, clamshells, film, labels, cartons, and pallets) necessary to supply the Products in accordance with the Specifications, this Agreement, and Buyer’s requirements. Supplier shall ensure that all sourced produce and packaging materials comply with the Specifications, applicable food safety and labeling requirements under Section 8, and any Buyer-approved vendor or material standards. Buyer shall have no obligation to supply, or to reimburse Supplier for, any produce or packaging materials except as otherwise agreed in writing. Notwithstanding the foregoing, solely from the Execution Date through December 31, 2026 (the “Initial Period”), Buyer shall provide Supplier with commercially reasonable assistance in sourcing the herbs included on Exhibit A. In addition, during the Initial Period, Buyer agrees to supply Supplier with all packaging materials reasonably needed by Supplier to complete Buyer’s supply commitments during the Initial Period. Supplier shall be solely responsible for all sourcing activities effective January 1, 2027.

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4. ORDERING PROCESS

4.1 Order Placement. Buyer shall submit purchase orders to Supplier specifying Product, quantity, requested pickup date/time, and pickup location (“Purchase Orders”). Purchase Orders shall be submitted at least one (1) week prior to the requested pickup date (i.e., during the calendar week immediately preceding the requested pickup date), unless otherwise agreed.

4.2 Order Confirmation. Supplier shall confirm acceptance of each Purchase Order (or propose adjustments to the Purchase Orders that are in excess of the Committed Volumes) within forty-eight (48) hours of receipt. Supplier’s normal pick-up hours are as follows: Monday through Friday 6:00 AM to 6:00 PM. Weekend pick up hours or pick ups outside of pre-established pick-up hours are subject to prior written agreement of both Parties.

4.3 Order Changes. Any changes to a confirmed Purchase Order (including, without limitation, changes to quantity, product mix, packaging configuration, or requested pickup date) shall be subject to the prior written agreement of both Parties.

4.4 Buyer Responsibility for Downstream Orders. As between the Parties, and except as otherwise agreed to in writing between the parties, Buyer is solely responsible for accepting, managing, and fulfilling all orders from Buyer’s customers, and for all invoicing to Buyer’s customers. Supplier has no obligation or responsibility to Buyer’s customers, and Supplier’s sole invoicing relationship under this Agreement is with Buyer.

4.5 Forecasting. Buyer shall provide Supplier with non-binding volume forecasts on a bi-monthly basis, or more frequently as needed, to assist Supplier’s production and harvest planning. Any new customer acquisition by Buyer requiring incremental volumes beyond then-current forecasts shall require at least three (3) months’ advance written notice to Supplier prior to launch, to allow Supplier sufficient time to plan for the additional volume. Supplier shall supply Buyer with up to 110% of the applicable forecasted volume upon at least thirty (30) days’ advance notice. Requests exceeding 110% of the applicable forecasted volume shall require at least ninety (90) days’ advance written notice, unless otherwise agreed in writing by the Parties. For the avoidance of doubt, the volume forecasts delivered pursuant to this Section 4.5 are solely for planning purposes and shall not reduce, limit, or otherwise modify Supplier's obligation to maintain capacity sufficient to satisfy the Committed Volume and Phased Ramp set forth in Section 2.3 and Exhibit A.

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5. PICKUP TERMS; OTIF SUPPLY

5.1 Pickup Basis. Unless otherwise agreed in writing, Products shall be made available for pickup by Buyer or Buyer’s designated carrier at Supplier’s facility located at 7 Gibbs Circle, Carthage, TN 37030 (“F.O.B. Origin”), on the date and within the time window confirmed under Section 4.2 (“Pickup Window”).

5.2 Title and Risk of Loss. Title and risk of loss shall pass to Buyer upon pickup (i.e., upon loading onto Buyer’s or Buyer’s carrier’s vehicle) at Supplier’s facility, provided that the point at which title and risk of loss transfers may be modified by written agreement of the Parties and may vary by region; any such written agreement shall govern for the applicable region or order in place of the default rule in this Section 5.2.

5.3 Timely Pickup Required. Buyer (or Buyer’s carrier) shall arrive within the confirmed Pickup Window. If Buyer or its carrier fails to pick up Product within the confirmed Pickup Window, and such delay is not caused by Supplier, Supplier shall have no liability for any resulting deterioration in Product condition, and such Product shall be deemed accepted “as-is” upon eventual pickup, without right of rejection under Section 6.

5.4 Cold Chain. Buyer is responsible for ensuring that any transport vehicle used to pick up Product is properly pre-cooled and maintains the appropriate temperature range for the Product type from the point of pickup forward. Supplier shall confirm the freight/trailer temperature prior to the load’s departure from Supplier’s facility and shall promptly notify Buyer of any temperature-related concerns identified prior to departure.

5.5 On-Time and In-Full. Supplier acknowledges that Buyer's supply obligations to its customers require strict compliance with agreed quantities and pickup schedules. Supplier shall fulfill all Purchase Orders in accordance with the On-Time In-Full ("OTIF") requirements set forth herein and in Exhibit B. For purposes of this Agreement, Supplier's OTIF obligations shall be measured based on Supplier's tender of conforming Products at Supplier's facility in accordance with the applicable Purchase Order and confirmed Pickup Window. Supplier shall not be responsible for transportation delays, delivery appointment issues, or other events occurring after risk of loss transfers pursuant to Section 5.2.

5.6 On-Time Pickup Standards A shipment shall be deemed "On-Time" if Supplier makes the ordered Products available for pickup during the Pickup Window specified in the applicable Purchase Order and confirmed pursuant to Section 4.2. Supplier shall promptly notify Buyer of any anticipated delay in meeting a Pickup Window. Delays solely attributable to Buyer, Buyer's carrier, transportation conditions arising after pickup, retailer appointment scheduling, retailer receiving delays, or Force Majeure Events shall not be included in OTIF calculations.

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5.7 In-Full and Quality Standards. A shipment shall be deemed "In-Full" if Supplier tenders 100% of the quantity specified in the applicable Purchase Order at the Pickup Window. No substitutions of Product variety, size, grade, packaging, or specifications shall be permitted without Buyer's prior written approval. Products must conform to the Specifications at the time of pickup, subject to Buyer's rights under Section 6 with respect to latent defects, concealed defects, nonconforming Products, and breaches of Supplier's representations and warranties. Buyer may, in its reasonable discretion, approve substitute products to satisfy all or a portion of an affected Purchase Order. Any such Buyer-approved substitute products shall be deemed compliant for purposes of calculating OTIF performance.

5.8 OTIF Metric Calculations. Buyer shall evaluate Supplier’s performance on a monthly basis. Supplier must maintain a minimum monthly OTIF score of 95% (the “Target OTIF Score”). The OTIF score shall be calculated as follows:

OTIF % = (Total cases tendered by Supplier On-Time and In-Full during the applicable month divided by Total cases ordered under accepted Purchase Orders during such month) x 100.

5.9 Non-Compliance Penalties and Chargebacks. If Supplier fails to meet the Target OTIF Score any calendar month, or fails any individual PO line item, Supplier shall be responsible for the reimbursements and remedies set forth below:

(a) Late or Early Shipments: Supplier shall reimburse Buyer for any documented retailer chargebacks or penalties actually imposed on Buyer and directly attributable to Supplier's failure to satisfy its OTIF obligations. Supplier shall not be charged any penalties nor reimburse Buyer for any late or early shipments if Supplier had the Purchase Order ready for pick up, in full and to Buyer’s specifications, at the agreed times at the F.O.B. Pick Up location and within the pick up windows agreed upon in this Agreement.

(b) Shortages/Rejections: For any Product not tendered In-Full or rejected due to Supplier's failure to meet the Specifications at pickup, Supplier shall provide replacement Product or issue an appropriate credit at Buyer's election. Supplier shall additionally reimburse Buyer for any documented retailer chargebacks or penalties directly attributable to such nonconformance.

(c) Indemnification for Retailer Penalties, Fines and Chargebacks: Supplier shall reimburse Buyer for documented retailer chargebacks, penalties, and fines actually imposed upon Buyer and directly attributable to Supplier's breach of this Agreement. Buyer shall provide reasonable supporting documentation upon request. Where Buyer reasonably purchases substitute Product to satisfy customer obligations resulting from Supplier's breach, Supplier shall reimburse Buyer for the reasonable incremental cost of such substitute Product. For the avoidance of doubt, Supplier shall not be liable for duplicative recovery with respect to the same underlying event.

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(d) Notwithstanding the foregoing, solely during the period from the Execution Date through December 31, 2026, if Supplier uses commercially reasonable efforts to source sufficient quantities of herbs to fulfill Buyer’s orders but is unable to do so due to circumstances beyond Supplier’s reasonable control, Supplier shall not be responsible for penalties, fines, or chargebacks resulting directly from such herb shortages.

5.10 OTIF Dispute Resolution. Buyer shall provide Supplier with notice of any OTIF deficiency, chargeback, penalty, or deduction together with reasonable supporting documentation. Supplier may contest any OTIF assessment, chargeback, or penalty by providing written notice to Buyer within thirty (30) days following receipt of such notice. The Parties shall cooperate in good faith to resolve any disputed assessment. Failure to dispute an assessment within such fourteen (14) day period shall constitute a waiver of Supplier's right to contest the applicable assessment.

5.11 Supply Disruptions. Supplier shall maintain adequate labor, inputs, equipment, irrigation, and crop protection to ensure uninterrupted supply. Supplier shall immediately notify Buyer of any event that may impact supply, including weather events, disease, labor shortages, or equipment failures. Supplier shall implement commercially reasonable contingency plans, including alternate fields, staggered plantings, and backup labor sources.

5.12 OTIF Compliance and Corrective Action. If Supplier's monthly OTIF performance falls below ninety percent (90%) in any calendar month, Buyer may require Supplier to provide a written corrective action plan ("CAP") within seven (7) business days after notice from Buyer. The CAP shall identify the causes of the deficiency and the actions Supplier will undertake to restore compliance with the Target OTIF Score. If Supplier fails to achieve the Target OTIF Score for two (2) consecutive calendar months, Buyer shall have the right to exercise any remedies available under this Agreement, including the rights set forth in Sections 15.3 and 15.5.

6. INSPECTION AND REJECTION

6.1 Limited Rejection Window. Buyers’, and its agents’ and customers’ right to reject any Product shall be limited to Product (i) containing concealed defects, (ii) not conforming to Specifications, (iii) not complying with law or (iv) not conforming to Supplier’s representations and warranties, in each case that is not reasonably visible in, and not consistent with, the Pre-Shipment Photos approved under Section 3.4 and discovered and reported to Supplier in writing (with supporting photographic evidence) within 72 hours of pickup.

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6.2 No Rejection for Approved/Timely Product. Buyer shall have no right to reject any Product that: (a) was consistent with the approved Pre-Shipment Photos at the time of pickup; or (b) deteriorated due to Buyer’s (or its carrier’s) delay in pickup, improper transport, improper temperature control, or handling after title/risk of loss transferred under Section 5.2.

6.3 Inspection Standard. Any dispute regarding conformity to Specifications shall be resolved by reference to USDA inspection (or equivalent third-party produce inspection service), the cost of which shall be borne by the Party against whom the inspection finding is made, unless otherwise agreed.

6.4 Remedy for Valid Rejection. Where rejection is validly made under Section 6.1, Supplier’s obligation shall be, at Buyer’s option to (a) replace the rejected Product, or issue a credit or refund for the rejected quantity and (b) to reimburse Buyer for all costs, chargebacks, penalties, and expenses incurred due to the rejection. Buyer shall have no right to reject or short-pay for an entire order based on a defect in a portion of the order, absent a systemic quality failure.

6.5 Access. Supplier will allow Buyer, and/or its authorized agents if Buyer so requests, access to the Supplier Facility, provided that such access shall be subject to Supplier’s standard confidentiality and security protocols.

7. PRICING, INVOICING, AND PAYMENT

7.1 Pricing.

(a) Pricing for Products shall be as set forth in Exhibit A and shall be fixed through January 31, 2027.

(b) Beginning February 1, 2027, and on each January 1 thereafter during the Term, the pricing set forth in Exhibit A may be adjusted upward or downward. Any adjustment to pricing shall require the Parties’ mutual written agreement. In no event shall any annual price increase exceed the lesser of (i) the percentage increase in the published Producer Price Index applicable to the Products or (ii) ten percent (10%) during any twelve (12) month period. The Parties shall negotiate in good faith a tiered pricing structure applicable to Buyer’s customers. The initial review and negotiation of such tiered pricing structure shall occur between January 18 and January 31, 2027, and thereafter during an annual review period occurring no later than December 1 through December 31 each year. Supplier shall not impose surcharges, fuel fees, packaging fees, labor surcharges, freight surcharges, taxes, import duties, packing fees, returnable container fees, or any other add-ons without Buyer’s prior written consent.

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(c) Notwithstanding the terms and conditions of Section 7.1(b), if Supplier demonstrates that its aggregate direct input costs for labor, packaging materials, or purchased produce have increased by more than ten percent (10%) during any consecutive twelve (12) month period, the Parties shall meet and confer in good faith regarding a potential pricing adjustment. Nothing in this Section 7.1(c) obligates either party to agree to any price modification. Any unapproved surcharge is void. Any approved surcharge must be itemized separately on the applicable invoice.

(d) To the extent that Supplier sources packaging or related materials from Buyer the cost of any such packaging or related materials shall be credited against the Product pricing set forth in Exhibit A. Buyer-supplied packaging components shall result in a credit equal to the agreed component costs set forth in Exhibit A.

(e) Supplier shall also be entitled to charge a per unit fee for each unit that requires assembly as set forth in Exhibit A. Such per unit fee shall be mutually agreed in writing by the Parties.

(f) If Buyer requests changes to specifications, packaging configurations, labeling reequipments, or similar Product requirements after the Effective Date, Buyer shall be responsible for the incremental documented costs directly resulting from such changes, provided such costs have been approved by Buyer In writing in advance.

(g) All supplier prices are FOB Carthage, TN. Buyer shall be solely responsible for transportation from Supplier’s facility. Supplier shall not invoice freight charges unless Buyer specifically requests Supplier to arrange transportation, in which case Supplier may pass through the actual freight cost without markup.

7.2 Invoicing. Supplier shall invoice Buyer upon pickup of each order. Each invoice shall reference the applicable Purchase Order number, Product, quantity, and pickup date.

7.3 Payment Terms. Buyer shall pay all undisputed invoice amounts within thirty (30) days of the date of pickup (“Net 30 from P/U”), provided that if Buyer pays the invoice in full within ten (10) days of the date of pickup, Buyer may deduct a two percent (2%) early payment discount from the invoice amount (“2% 10, Net 30”). If payment is not received within 10 days of pickup, the full invoice amount (without discount) is due within 30 days of pickup.

7.4 Disputed Amounts. Buyer must notify Supplier in writing of any disputed invoice amount within 10 days of invoice date, specifying the basis for the dispute; undisputed amounts remain due per Section 7.3.

7.5 Late Payment. Amounts not paid when due shall accrue interest at the lesser of 2% per month or the maximum rate permitted by law, and Supplier may suspend future shipments/pickups if undisputed amounts remain unpaid five (5) days after Buyer's receipt of written notice of non-payment.

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7.6 Customer Invoicing. As stated in Section 4.4, Buyer is solely responsible for all invoicing to, and collection from, Buyer’s own customers, and Supplier shall have no role in or liability for such downstream invoicing.

8. FOOD SAFETY AND REGULATORY COMPLIANCE

8.1 Regulatory Compliance. Supplier shall comply, at all times, with all applicable federal, state, and local laws and regulations applicable to the growing, harvesting, packing, and sale of the Products, including but not limited to: (a) the Federal Food, Drug, and Cosmetic Act and FDA Food Safety Modernization Act (FSMA), including the Produce Safety Rule (21 C.F.R. Part 112); (b) the Perishable Agricultural Commodities Act (PACA); (c) USDA/state grading and labeling requirements; and (d) all applicable Good Agricultural Practices (GAP) and Good Handling Practices (GHP).

8.2 Third-Party Certification. Supplier shall maintain current, valid certification under a GFSI-recognized food safety scheme (e.g., PrimusGFS, GLOBALG.A.P., SQF) or, at minimum, a USDA GAP/GHP audit, and shall provide Buyer with a copy of its current audit/certification upon request and upon renewal. Products marketed as organic shall be certified under the USDA National Organic Program; Supplier shall maintain such certification and provide current certificates upon request.

8.3 Recalls and Withdrawals. In the event of any recall, market withdrawal, or regulatory action affecting the Products, Supplier shall notify Buyer immediately (and in no event later than 24 hours after Supplier becomes aware), and the Parties shall cooperate fully in any recall or corrective action. Supplier shall bear the reasonable costs of any recall directly attributable to Supplier. Buyer shall control all communications with retail customers regarding any recall or food-safety event. Supplier shall not issue any related public statement, or regulatory response without Buyer’s prior written approval, not to be unreasonably withheld.

8.4 Traceability. Supplier shall maintain lot-level traceability records for all Products sufficient to identify the source field/lot, harvest date, and pack date, and shall make such records available to Buyer promptly upon request, including in connection with any recall, audit, or regulatory inquiry.

8.5 Right to Audit. Buyer, or Buyer’s designated third-party auditor, shall have the right, upon ten (10) business days’ prior notice unless it is for reasonable cause, during normal business hours, to audit Supplier’s facilities, food safety programs, and records related to the Products (including, but not limited to, capacity records, inventory records, production schedules and records relevant to compliance with the Committed Volume and Phased Ramp). Buyer shall exercise routine audit rights no more than once during any twelve (12) month period, absent a food safety event, recall, regulatory inquiry, material breach, or other reasonable cause.

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8.6 No Adulteration. Supplier represents and warrants that all Products, at the time of pickup, will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, and will be fit for human consumption.

9. PRODUCT HANDLING AND PACKAGING

9.1 Packaging Standards. Supplier shall package all Products in accordance with the Specifications, using packaging suitable to protect Product quality through transport under normal cold-chain conditions.

9.2 Labeling. All Product packaging shall include labeling required by applicable law, including commodity identification, count/weight, grower/packer identification, country of origin (per COOL requirements), and lot/traceability codes.

9.3 Pre-Cooling. Supplier shall pre-cool Products to the appropriate temperature for the applicable commodity prior to pickup, where applicable to the commodity type.

9.4 Pallet/Load Standards. Products shall be palletized and shrink-wrapped/stacked in accordance with industry-standard practices to prevent shifting and damage during transport.

10. Limited License; Jointly Developed Intellectual Property

10.1 Ownership of Buyer Materials. As between Supplier and Buyer, Buyer retains all right, title, and interest in and to all trademarks, trade names, service marks, logos, trade dress, copyrights, artwork, label content, packaging designs, graphics, specifications, formulas, recipes, know-how, technical information, retailer requirements, customer lists, pricing information, forecasts, product standards, quality standards, proprietary data, and other materials, information, or intellectual property provided or made available to Supplier by or on behalf of Buyer, whether before or after the Effective Date, and all modifications, derivatives, translations, adaptations, and improvements thereof (collectively “Buyer Materials”), excluding only Supplier’s pre-existing intellectual property that Supplier developed independently without use of Buyer Materials.

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10.2 Limited License. Subject to Supplier’s full compliance with this Agreement, Buyer grants Supplier a limited, revocable, non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term to use the Buyer Materials solely to the extent necessary to grow, harvest, package, label, supply, and provide Products to Buyer or Buyer’s designated retail customers pursuant to accepted Purchase Orders under this Agreement. Supplier shall not use the Buyer Materials for any other purpose, in connection with any product not supplied to Buyer under this Agreement, or after expiration or termination of this Agreement, except as expressly authorized in writing by Buyer.

10.3 Restrictions. Supplier shall not, directly or indirectly: (i) copy, reproduce, modify, alter, adapt, translate, or create derivative works from any Buyer Materials except as expressly approved in writing by Buyer; (ii) remove, obscure, alter, or add any trademark, copyright, proprietary rights notice, lot code, label statement, or other marking appearing on or required for any Buyer Materials or Products; (iii) register, apply to register, claim ownership of, challenge, oppose, contest, or assist any third party in challenging Buyer’s or any applicable rights holder’s ownership or use of any Buyer Materials; (iv) use any Buyer Materials in any manner that could reasonably be expected to impair, dilute, misappropriate, or otherwise adversely affect Buyer’s rights, goodwill, reputation, retailer relationships, or brand equity; (vi) use Buyer Materials to solicit, sell to, contract with, or otherwise serve any retail customer, distributor, supplier, or other commercial relationship of Buyer except as expressly directed by Buyer in writing.

10.4 Quality Control and Approval. Supplier shall use Buyer Materials only in the form and manner approved by Buyer and in strict accordance with Buyer’s written brand, packaging, labeling, quality, food-safety, and retailer requirements. Buyer may inspect and approve or reject any use of Buyer Materials, including any labels, packaging, proofs, plates, print runs, samples, or finished Products bearing or incorporating Buyer Materials. Supplier shall promptly correct, at Supplier’s sole cost and expense, any unauthorized, incorrect, defective, non-compliant, or inconsistent use of Buyer Materials.

10.5 No Implied Rights. Except for the limited license expressly granted in this Section, no right, title, license, ownership interest, or other permission is granted to Supplier by implication, estoppel, course of dealing, course of performance, or otherwise. All goodwill arising from Supplier’s use of Buyer Materials shall inure solely to the benefit of Buyer.

10.6 Return or Destruction. Upon Buyer’s request or upon expiration or termination of this Agreement for any reason, Supplier shall immediately cease all use of Buyer Materials and, at Buyer’s option, promptly return, destroy, or certify destruction of all Buyer Materials in Supplier’s possession, custody, or control, including all copies, proofs, plates, digital files, labels, packaging, and derivative materials. Supplier may retain one archival copy solely to the extent required by applicable law or bona fide legal compliance policies, provided that such copy remains subject to the confidentiality and use restrictions in this Agreement and is not used for any commercial purpose.

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10.7 Equitable Relief. Supplier acknowledges that any unauthorized use, disclosure, reproduction, or misappropriation of Buyer Materials may cause irreparable harm for which monetary damages may be inadequate. Buyer shall be entitled to seek temporary, preliminary, and permanent injunctive relief, specific performance, and other equitable relief to prevent or remedy any breach or threatened breach of this Section, without the necessity of proving actual damages or posting bond, in addition to all other rights and remedies available at law, in equity, or under this Agreement.

10.8 Jointly Developed Intellectual Property. If the parties jointly develop any intellectual property that does not constitute Buyer Materials in connection with this Agreement, the parties shall meet and confer in good faith and reasonably cooperate to determine and document the ownership and management of such intellectual property, including responsibility for protection, enforcement, maintenance, and related costs.

10.9 Supplier Retained Intellectual Property. Notwithstanding anything to the contrary in this Agreement, Supplier retains all right, title, and interest in and to its pre-existing and independently developed growing methods, cultivation techniques, production processes, know-how, trade secrets, operational data, and other intellectual property that is not derived from Buyer Materials. No audit, inspection, access right, or disclosure under this Agreement shall transfer or grant Buyer any ownership interest in such Supplier intellectual property.

11. REPRESENTATIONS AND WARRANTIES

11.1 Supplier Additional Representations and Warranties. Supplier represents and warrants that: (a) it has good and marketable title to the Products; (b) the Products will conform to the Specifications and Pre-Shipment Photos at the time of pickup; (c) the Products will comply with all applicable food safety and labeling laws and all other applicable federal, state, and local laws, and regulations; (d) the Products do not infringe on any third-party rights; (e) the Products are fit for the particular purposes disclosed by Buyer, including Buyer’s resale to its customers; (f) the Products are merchantable; and (g) Supplier possesses all licenses, permits, and PACA licensure (if applicable) necessary to sell the Products.

11.2 Buyer Additional Representations and Warranties. Buyer represents and warrants that it will handle, store, transport, and resell the Products in compliance with all applicable laws following pickup, and that it holds all licenses (including PACA license, if applicable) necessary to purchase and resell the Products.

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12. INDEMNIFICATION

12.1 Supplier Indemnity. Supplier shall indemnify, defend, and hold harmless Buyer from and against any third-party claims, losses, damages, and expenses (including reasonable attorneys’ fees) arising out of (a) Supplier’s breach of this Agreement, (b) Supplier’s negligence or willful misconduct, (c) any actual or alleged contamination, misbranding, defect, or failure of the Products to comply with applicable laws, regulations, or Specifications, (d) any bodily injury, death, or property damage caused by the Products, (e) any violation of law by Supplier; and (f) any failure of Supplier to comply with traceability or recall obligations.

12.2 Buyer Indemnity. Buyer shall indemnify, defend, and hold harmless Supplier from and against any third-party claims, losses, damages, and expenses (including reasonable attorneys’ fees) arising out of (a) Buyer’s breach of this Agreement, (b) Buyer’s handling, storage, transport, marketing, or resale of Products after pickup, (c) Buyer’s negligence or willful misconduct and (d) any violation of law by Buyer.

12.3 Procedures. The indemnified party shall promptly notify the indemnifying party of any claim subject to indemnification. Failure to provide prompt notice shall not relieve the indemnifying party of its obligations except to the extent it is materially prejudiced. The indemnifying party shall control the defense of the claim, provided that the indemnified party may participate with counsel of its choosing at its own expense. The indemnifying party shall not settle any claim without the indemnified party’s prior written consent if the settlement imposes any obligation on the indemnified party or does not include a full release.

12.4 Insurance; No Double Recovery. The indemnification obligations in this Section 12 shall not be limited by any insurance coverage maintained by either Party, provided that each party shall use commercially reasonable efforts to seek recovery from applicable insurance coverage and shall not be entitled to a double recovery of any proceeds of such insurance policies. This Section shall survive termination of this Agreement.

13. INSURANCE

Each Party shall maintain, at its own expense, commercial general liability insurance (including product liability coverage) from a financially sound and reputable insurer in an amount not less than $1,000,000 per occurrence / $4,000,000 aggregate, and shall promptly provide certificates of insurance to the other Party upon request, naming the other Party as an additional insured where customary in the produce industry. If a specific retail customer requires insurance limits in excess of those otherwise required under this Agreement, Buyer shall reimburse Supplier for the documented incremental premium directly attributable to such increased coverage requirement. Buyer shall provide Supplier with such terms in order for Supplier to increase its insurance, and Supplier shall promptly increase such insurance in accordance with the such customer requirements. Supplier currently holds commercial liability insurance of $1,000,000 plus an additional umbrella of $4,000,000.

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14. FORCE MAJEURE

Neither Party shall be liable for any failure or delay in performance (other than payment obligations) due to causes beyond its reasonable control, that was not caused by the affected Party’s negligence, breach, financial condition, or failure to plan including but not limited to governmental action, pandemic, or other acts of God (“Force Majeure Event”). Notwithstanding the prior sentence, the following will not constitute a Force Majeure Event: ordinary or seasonal weather; ordinary crop variability, yield shortfall, or crop failure; pest or disease pressure; labor shortages; shortages or cost increases of seed, fertilizer, chemicals, packaging, fuel, equipment, or transportation; Supplier’s inability to source Product from preferred fields or vendors; commodity price changes; financial distress; or any agricultural, operational, or logistics risk that Supplier was required to manage through the planning, sourcing, crop-protection, transportation, or contingency obligations in this Agreement. The affected Party shall promptly notify the other Party and use commercially reasonable efforts to mitigate the impact. If a Force Majeure Event continues for more than 30 days, either Party may terminate the affected Purchase Order(s) without liability.

15. TERMINATION

15.1 Termination for Cause. Either Party may terminate this Agreement upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice thereof.

15.2 Termination for Convenience. Neither Party may terminate this Agreement for convenience during the Initial Term. Following the Initial Term, either party may terminate this Agreement for convenience upon not less than one hundred twenty (120) days’ prior written notice. During any notice period Supplier shall continue to supply the Committed Volumes at then-current Exhibit A prices. If Buyer terminates this Agreement for convenience, Supplier shall be entitled only to the reimbursement described in Section 2.4 with respect to planted crops and Buyer-specific packaging inventory.

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15.3 Immediate Termination. Buyer may terminate immediately upon written notice if Supplier (a) loses any required food safety certification or license, (b) is subject to a recall attributable to Supplier involving significant risk to public health, (c) applies any chemical, pesticide, herbicide, or fertilizer that is not explicitly approved for that specific Product by a federal or state regulatory body or if testing by Buyer, its customer or a government agency detects chemical residues on the Supplier’s crops exceeding legally established limits; (d) fails to achieve the Target OTIF Score for two (2) consecutive calendar months or for any three (3) calendar months during any rolling twelve (12) month period after Buyer has required a corrective action plan pursuant to Section 5.12 and Supplier has failed to implement or achieve the corrective actions identified therein; or (e) fails to meet OTIF standards, quality standards, or Specifications, that result in a customer of Buyer issuing a formal written warning, penalty escalation, or notice of contract termination to Buyer; Either Party may terminate this Agreement if (x) the other Party files a voluntary bankruptcy petition or is subject to an involuntary petition not dismissed within sixty (60) days, (y) if the other Party fails to pay an undisputed amount more than thirty (30) days overdue after receipt of written notice; or (z) upon a Change of Control of the other Party by a direct competitor of the terminating Party. “Change of Control” means any transaction or series of related transactions pursuant to which any person or group acquires, directly or indirectly: (i) more than fifty percent (50%) of the voting power or equity interests of Supplier; or (ii) substantially all of Supplier's assets.

15.4 Effect of Termination. Termination shall not relieve either Party of obligations accrued prior to termination, including payment obligations for Products already picked up. The defaulting Party shall reimburse the non-breaching Party for all reasonable out-of-pocket costs, collection fees, and attorney’s fees incurred by the non-breaching Party in enforcing its rights or recovering unpaid funds or damages under this Agreement.

15.5 Buyer Remedies. Upon a Supplier default that is the basis for a Termination for Cause or Immediate Termination by Buyer, or Supplier’s termination of this agreement for convenience that is not in compliance with Section 15.2, Buyer may, at its sole discretion and without prejudice to any other rights or remedies available at law or in equity: (a) source substitute products from alternative suppliers; provided that Supplier shall be liable to Buyer for all reasonable costs and expenses incurred in procuring such cover, including the difference in product price, expedited freight, and administrative fees; or (b) charge back to Supplier, and deduct from any outstanding invoices owed to Supplier, the exact value of any documented financial penalties, administrative fees, or lost margin deductions levied against Buyer by its customers as a direct result of Supplier’s performance failure.

15.6 Supplier Remedies. Upon a Buyer default that results in an actual Termination for Cause by Supplier, or Buyer’s termination of this agreement for convenience that is not in compliance with Section 15.2, Supplier may, at its sole discretion and without prejudice to any other rights or remedies available at law or in equity, cause all outstanding invoices, bills, and accrued amounts owed by Buyer to Supplier shall become immediately due and payable, regardless of any previously agreed-upon net payment terms.

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15.7 Limitation of Liability. EXCEPT FOR (A) A PARTY’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE; (B) A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 17; (C) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12; (D) CLAIMS ARISING FROM BODILY INJURY, DEATH, OR DAMAGE TO TANGIBLE PROPERTY; € PRODUCT CONTAMINATION, ADULTERATION, MISBRANDING, FOOD SAFETY VIOLATIONS, RECALLS, MARKET WITHDRAWALS, OR OTHER PRODUCT-RELATED REGULATORY ACTIONS; AND (F) THE OBLIGATIONS SET FORTH IN SECTIONS 5.9, 6.4, 8.3 AND 15.5, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OR FOR LOST PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR THE MATTERS DESCRIBED IN CLAUSES (A) THROUGH (F) ABOVE, EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNTS PAID OR PAYABLE UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

16. EXCLUSIVITY; RIGHT OF FIRST OFFER FOR OTHER ITEMS

16.1 No Exclusivity. Except as expressly provided in Section 16.2, nothing in this Agreement grants either Party any exclusive rights with respect to any products, customers, channels, territories, or markets.

16.2 Right of First Offer. During the Term, if Supplier desires to commercialize, market, sell or supply any Herb Opportunity, Supplier shall first provide Buyer written notice describing the proposed Herb Opportunity and the material proposed commercial terms, including the proposed products, anticipated volumes, pricing, customer or channel (if applicable), geographic scope, expected launch date, and other material commercial terms reasonably necessary for Buyer to evaluate the opportunity. Buyer shall have fifteen (15) business days following receipt of such notice to notify Supplier whether Buyer desires to pursue the Herb Opportunity. If Buyer timely elects to pursue the Herb Opportunity, the Parties shall negotiate exclusively and in good faith regarding such Herb Opportunity. If Buyer does not provide notice within such fifteen (15) business day period, Supplier may pursue the Herb Opportunity with third parties without further obligation to Buyer regarding such Herb Opportunity. Any Herb Opportunity that becomes a Product pursuant to this Section 16.2 shall be deemed added to Exhibit A automatically upon execution of the applicable definitive agreement between the Parties, whether or not Exhibit A is formally updated. “Herb Opportunity” means any opportunity to grow, source, process, manufacture, package, market, distribute, license, commercialize, or sell any fresh cut herbs, potted herbs, or hydro basil. For the avoidance of doubt, any proposed sale or supply of Products or other fresh cut herbs to any third party constitutes an Herb Opportunity.

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16.3 Non-Circumvention. Supplier shall not, directly or indirectly, circumvent Buyer with respect to the Products or Herb Opportunities. Without limiting the foregoing, Supplier shall not solicit, negotiate with, contract with, sell to, or otherwise supply Products to any retail customer, distributor, reseller, or other customer of Buyer that purchases or has purchased Products or Herb Opportunities from Buyer, except through Buyer or with Buyer’s prior written consent. Orders, inquiries, or requests received by Supplier from any such customer shall be promptly referred to Buyer.

16.4 Affiliates and Third Parties. Supplier shall not accomplish, or attempt to accomplish, through any affiliate, subcontractor, representative, distributor, sales agent, or other third party any act that Supplier would be prohibited from undertaking directly under this Section 16.

16.5 Equitable Relief. Supplier acknowledges that any breach of this Section may cause irreparable harm for which monetary damages may be inadequate. Buyer shall be entitled to seek temporary, preliminary, and permanent injunctive relief, specific performance, and other equitable relief to prevent or remedy any breach or threatened breach of this Section, without the necessity of proving actual damages or posting bond, in addition to all other rights and remedies available at law, in equity, or under this Agreement.

17. CONFIDENTIALITY; PUBLICITY; INSIDER TRADING

17.1 Confidentiality. Each Party agrees to maintain in confidence all non-public business, pricing, and operational information disclosed by the other Party in connection with this Agreement, and to use such information solely for purposes of performing under this Agreement, for a period of 2 YEARS following disclosure. Notwithstanding the prior sentence, nothing herein prohibits disclosures required by applicable law, SEC rules, or Nasdaq requirements, and Buyer may file this Agreement with the SEC, redacting confidential information as permitted.

17.2 Publicity. Except as required by law or expressly permitted herein, neither Party may publicly announce, disclose, or otherwise publicize the existence or terms of this Agreement, or use the name, logo, or trademark of the other Party or any of its Affiliates, owners, investors, officers, directors, managers, or other related parties in any press release or other public announcement, without the other Party’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Buyer may disclose the existence and terms of this Agreement in SEC filings, earnings releases, investor presentations, earnings calls, and other communications with investors or securities markets to the extent Buyer reasonably determines such disclosure is required by applicable law, SEC regulations, or securities exchange requirements. To the extent reasonably practicable and not prohibited by applicable law, SEC regulations, or securities exchange requirements, Buyer shall provide Supplier with a reasonable opportunity to review and comment on any such disclosure specifically focused on this Agreement prior to publication. Buyer shall consider Supplier’s comments in good faith; provided, however, that Buyer shall retain sole discretion regarding the content of any disclosure required by applicable law, SEC regulations, or securities exchange requirements. Buyer may seek confidential treatment or redaction of pricing, volume, and other commercially sensitive information to the extent permitted by applicable law and SEC rules.

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17.3 Insider Trading. Supplier acknowledges that, in connection with this Agreement, it and its Representatives may receive material non-public information regarding Buyer. Supplier shall keep such information confidential and shall not, and shall cause its Representatives not to, directly or indirectly trade in Buyer’s securities while in possession of such information or otherwise use such information in violation of applicable securities laws.

18. INDEPENDENT CONTRACTOR

The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties.

19. ASSIGNMENT

Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all assets, provided the assignee agrees to be bound by this Agreement.

20. DISPUTE RESOLUTION; GOVERNING LAW

20.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

20.2 PACA. Nothing in this Agreement shall be construed to waive either Party’s rights or obligations under the Perishable Agricultural Commodities Act (PACA), including the statutory trust provisions thereof.

20.3 Dispute Resolution. Except as otherwise set forth herein, the Parties shall first attempt to resolve any dispute through good-faith negotiation. If unresolved within 30 days, the Parties shall submit the dispute to non-binding mediation before a mutually agreed mediator. If the dispute remains unresolved following mediation, either Party may pursue litigation in the state or federal courts located in Davidson County, Tennessee, and each Party consents to the personal jurisdiction and venue of such courts.

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21. COMPLIANCE WITH LAWS & PERMITS; SOCIAL COMPLIANCE

21.1 Compliance with Laws & Permits. The Parties are and shall at all times during the Initial Term and all Renewal Terms remain in compliance in all material respects with all applicable laws, regulations, and ordinances, and both Parties shall maintain in effect all required licenses, permissions, authorizations, consents, and permits that such Party needs to carry out its obligations under this Agreement.

21.2 Social Compliance. Supplier shall comply, and shall cause its subcontractors to comply, with all applicable labor, employment, health and safety, anti-human trafficking, anti-slavery, and human rights laws and standards. Upon ten (10) business days’ prior written notice and during normal business hours, Buyer or its representatives may conduct audits of Supplier’s facilities, records, and practices relating to such compliance. Supplier shall reasonably cooperate with any such audit and promptly implement corrective actions to address any material deficiencies identified. Material violations that are not cured within thirty (30) days after written notice shall constitute a material breach of this Agreement.

22. NOTICES

All notices under this Agreement shall be in writing and delivered by email, certified mail, or overnight courier to the addresses/contacts set forth below, or such other address as either Party designates in writing:

If to Supplier:

Caney Fork Farms, LLC

PO Box 318

Carthage, TN 37030

Attn: Jorge Michael, Head of Vegetables and Crop

Email: [***]

If to Buyer:

Edible Garden AG Incorporated,

283 County Road 519

Belvidere, NJ 07823

Attn: James Kras, Chief Executive Officer

Email: [***]

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23. MISCELLANEOUS

23.1 Entire Agreement; Order of Precedence. This Agreement, including all Exhibits, constitutes the entire agreement between the Parties regarding its subject matter and supersedes all prior agreements or understandings, written or oral. The express terms and conditions contained in this Agreement and the fundamental terms in any PO, namely (i) Product to be purchased; (ii) quantity of Product to be purchased; (iii) the delivery date; and the (iv) unit price as provided in Exhibit A as modified pursuant to the terms and conditions of this Agreement (the “Basic Purchase Order Terms”) exclusively govern and control each of the Parties’ respective rights and obligations regarding the purchase and sale of the Products, and the Parties’ agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, in the event of any conflict between this Agreement and any PO, the order of precedence is (1) the Basic Purchase Order Terms of the relevant PO; (2) this Agreement; and (3) the remaining terms of the relevant PO.

23.2 Amendment. This Agreement may only be amended by a written instrument signed by both Parties.

23.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

23.4 Waiver. No waiver of any provision shall be deemed a waiver of any other provision, nor a continuing waiver.

23.5 Cumulative Rights and Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

23.6 Survival. The rights and obligations of the Parties which by their nature should survive expiration or termination of this Agreement shall survive, including, without limitation, Sections 6 (Inspection and Rejection), 10 (Limited License; Jointly Developed Intellectual Property), 11 (Representations and Warranties), 12 (Indemnification), 17 (Confidentiality; Publicity; Insider Trading), 20 (Dispute Resolution; Governing Law), 22 (Notices), 23 (Miscellaneous), and any accrued payment obligations, reimbursement obligations, chargebacks, credits, offsets, indemnification claims, or other liabilities arising from events occurring prior to such expiration or termination.

23.7 Counterparts. This Agreement may be executed and delivered in counterparts, including electronic signature, each of which shall be deemed an original and all together which shall constitute a single instrument.

[signature page to follow]

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IN WITNESS WHEREOF, the undersigned have executed this Product Supply Agreement, to be made effective as of the date first set forth above.

CANEY FORK FARMS, LLC

By:	/s/ Jorge Michael
Name:	Jorge Michael
Title:	Head of Vegetables and Crops

EDIBLE GARDEN AG INCORPORATED

By:	/s/ James Kras
Name:	James Kras
Title:	Chief Executive Officer

EXHIBIT A: PRODUCT SPECIFICATIONS

A.1 Products

A.2 Packaging Configurations

A.3 Pricing and Volume

ANNEX A-3- Weekly Volume & Phased Ramp Description

EXHIBIT B: OTIF REQUIREMENTS